EXHIBIT 99.1
                                                                    ------------

                          EXTENDED SYSTEMS INCORPORATED
                              Q1 2005 Earnings Call
                               November 3rd, 2004
                                   5:00 pm EST


Operator: Good afternoon, ladies and gentlemen. And welcome to the Extended Systems first quarter fiscal year 2005 results conference call.

At this time, all participants are in a listen-only mode, and a brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star 0 on your telephone keypad. And as a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Charles Jepson, Chief Executive Officer of Extended Systems.

Thank you.  Mr. Jepson, you may begin.

CHARLES JEPSON, PRESIDENT, CEO
------------------------------

Thank you very much. Good afternoon to all of you, and thank you for joining our conference call to discuss our results for the first quarter of fiscal year 2005. A press release regarding our results was distributed to the press at approximately 4:15 Eastern time this afternoon and is available at our website, www.extendedsystems.com.

Before I begin my remarks, I would like to turn the call over to Val Heusinkveld, our Vice President of Finance and Chief Financial Officer, for a recap of our performance this quarter.

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VALERIE HEUSINKVELD, - VP FINANCE, CFO
--------------------------------------

Thanks, Chuck. On today's call we are going to cover three areas. First, I will start with an overview of the financial results for our first quarter. Next, Chuck will talk about the key business drivers in our first quarter and the Company's initiatives to accelerate growth. And then finally, I'll return to take you through our outlook for fiscal 2005 second-quarter revenue and earnings. After we conclude our discussions in these three areas, we will wrap up our call with a question-and-answer period.

But before we begin, I would like to remind you that today's conference call will include forward-looking statements regarding our business outlook. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties that may cause actual events and results to differ materially. These risks and uncertainties are discussed in detail in today's news release and in our SEC filings, including our Form 10-K for our year-ended June 30, 2004.

We'll be filing our 10-Q for our quarter ended September 30, 2004 before November 16, 2004. This conference call is also publicly available via telephone conference and web rebroadcast.

Under the requirements of Regulation FD adopted by the SEC in 2000, we provided advance notification of this conference call by way of a news release issued on October 27, 2004. As is the practice of most companies, at the conclusion of our formal remarks, we will be taking live questions only from security analysts and institutional portfolio managers. But the complete call is open to all interested parties on a listen-only basis.

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Furthermore, the company will continue to talk with investors individually and in small groups, but such discussions will be limited to historical and nonmaterial aspects of our business.

The first quarter financial results we released today have not been reviewed by a registered independent public accounting firm. As we reported in both a press release and on Form 8-K filed with the SEC on October 28, Deloitte informed us that they are not independent and cannot perform the audit and quarterly review services for the fiscal year ended June 30, 2005.

The audit committee of the board of directors had previously selected Deloitte as our independent registered public accounting firm for the year ended June 30, 2005, and Deloitte had accepted the appointment effective October 1, 2004. However, a formal engagement letter had not been executed between Deloitte and the company. The company has not yet engaged another independent accounting firm to replace Deloitte, although it has initiated discussions with several candidates.

So moving on to our first quarter results. Net revenue for the first quarter was 7,846,000, which is a 4% increase over the revenues we recorded in the first quarter of last year. Revenues were essentially flat with the revenue we recorded in the fourth quarter of last year.

Now during our first quarter, our enterprise mobility products, which include our OneBridge Mobile Platform and OneBridge Mobile Groupware Solutions, showed the largest growth. Sales of these products were 4.6 million in the first quarter and increased 17 percent from the sales of these products in the first quarter of

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last year. These products also increased 7% from the revenue we recorded in the fourth quarter of last year. So our growth this quarter was a result of several factors.

First, our installed customer base rolled out more seats of our OneBridge Mobile Groupware product. We also had a significant OEM sale of our enterprise XTNDConnect PC product. We added new enterprise customers such as Catholic Health Services and Bayerische Landesbank in Germany who chose our products for their mobile e-mail solutions.

And finally, our revenue growth was the result of sales of mobile applications to customers such as O2, one of our carrier partners in Europe, who used our Professional Services Group to develop a mobile field service application on our OneBridge Mobile Platform.

Sales of our enterprise database products were essentially flat with the revenues we recorded in the first quarter of last year. Sales of these products were 1.6 million in the first quarter of fiscal 2005 versus 1.7 million in the first quarter of last year. However, first quarter sales of these products were down from the fourth quarter of fiscal 2004 by 27 percent, or approximately $600,000. Now this decline was due to the expiration of our year-end fiscal, our fiscal year-end sales and price incentives that we offered for this product during the fourth quarter of fiscal 2004. So we were pleased to have flat revenue performance despite the expiration of these special fiscal 2004 year-end programs, that flat revenue performance as compared to the first quarter of last year.

Revenue from our mobile device manufacturer solution products, which includes our Bluetooth, IrDA, SyncML, XCPC and other software solutions embedded in

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mobile hardware products, declined 18% in the first quarter of fiscal 2005 as compared to the first quarter of last year. Sales of these products were 1.6 million in the first quarter of fiscal '05, and declined from the 2 million of revenue in last year's first quarter.

This decline is the result of a very large sale to a European handset manufacturer last year, which had much higher volumes and higher unit pricing than we experienced for sales to this same manufacturer in the first quarter of this year. Sequentially, sales of these products increased 24% from the 1.3 million of revenue achieved in the fourth quarter of fiscal 2004. This increase is due to approximately $350,000 of transactions that were completed in the fourth quarter of fiscal 2004, but lacked the appropriate customer sign-off to be recognized as revenue in the fourth quarter of last year. We did recognize the revenue from these transactions in the first quarter of fiscal 2005.

Our operating expenses for the first quarter of fiscal 2005 were 7.6 million, down from the 7.7 million of total expenses in the fourth quarter of last year and down dramatically from the total expenses of $9.1 million in the same quarter last year. The increased spending last year in the first quarter was the result of costs related to a company restructuring and costs related to defense of a patent infringement suit.

Research and development costs for the quarter were 1.7 million, an increase of $40,000 from the same quarter last year, and roughly the same level of spending as the fourth quarter of fiscal '04.

The bulk of our R&D spending is focused on the enterprise mobility products, with the balance of this spending on enterprise database products and our mobile device manufacturer products.

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Sales and marketing expenses were 3.4 million in the quarter compared to 3.6 million in the first quarter last year, and 3.8 million in the fourth quarter of last year. The decline in sales and marketing expenses is the result of lower commission rates as our sales force begins a new fiscal year with lower commission rates compared to the fourth quarter of last year.

Additionally, we reduced spending on promotional programs, particularly during the slower summer selling season. General and administrative expenses were 1.4 million in the first quarter of this year compared to 1.2 million in the first quarter of last year, and 1.1 million in the fourth quarter of last year. The increase in spending reflects the higher costs associated with being a public company such as audit fees, insurance and accounting staff. Additionally, the company instituted a bonus program to reward its key personnel for achievement of targeted operating income, and the first quarter results include an accrual for this program.

In the first quarter we recorded income from operations of $202,000 compared to a loss from operations of $1.5 million in the first quarter of last year, and income of $116,000 in the fourth quarter of last year. For the first quarter the company recorded a net income of $47,000 or break-even per share, compared to a loss of 1.4 million or 10 cents per share in the first quarter of last year. And income of $188,000 or a penny per share in the fourth quarter of last year.

Moving on to the balance sheet. At September 30th we had approximately 7.1 million in cash and cash equivalents as compared to 7.2 million at the end of the fourth quarter, and 7.8 million at the end of the first quarter last year. Trade

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accounts receivable were 6.9 million on September 30th as compared to 6.8 million at the end of the fourth quarter.

That concludes my review of our financial results for the quarter, and I would now like to turn the call back over to Chuck for his discussion of the growth drivers for our business.

CHARLES JEPSON - PRESIDENT, CEO
-------------------------------

Thank you, Val.

We're very pleased that our enterprise mobile product business grew in our first quarter. This product line is a major driver of our company's growth and we believe will continue to grow going forward.

We have multiple opportunities to meet enterprise customers' needs to equip their mobile workers with modern technology. Let me give you a view of what we're seeing in the mobility market and how these trends help drive revenue for our mobile enterprise business in the first quarter and what it means to our business over the longer term.

The first major trend is devices. There are major strides being made by mobile phone manufacturers in producing more powerful, innovative and enterprise-capable phone designs. These smart phones, or converged devices as they are sometimes called, are based on the latest version of operating systems from palmOne, Symbian and Microsoft, which are enabling these phone manufacturers to produce devices that deliver greater business application capability.

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Some examples of these are Sony Ericsson's P910; the Hewlett-Packard iPAQ 6300
family, and the soon-to-be released Motorola MPx. All these devices incorporate business-centric design factors that are well suited for running business applications. These phones are creating enormous excitement in the marketplace and are fueling interest among the major application vendors to add mobility options to their applications in the areas of CRM and ERP.

This creates an enormous opportunity for our OneBridge platform to be the middleware platform to enable these application companies to deliver mobile apps with security, availability and scalability. Mobility is increasingly becoming a must-have functionality for business applications.

The second trend is increased improvement in network capability. The 2.5G wireless packet-switched networks, which support higher bandwidth data, are now generally available in both North America and Europe. We believe that that network infrastructure in place has the raw speed required to support data intensive applications. And this is proven out by many of our customers who are already deploying both e-mail and business applications to empower their field organizations.

However, these public networks remain as unsecure as the public Internet. And they are inherently unreliable with coverage limitations and service lapses. OneBridge provides these applications with strong security and a failure-resistant architecture.

The third trend is increasing number of customers adopting mobile applications. We found that customers are more apt to make a purchase decision if it's for an application that solves an important business problem as opposed to just PIM functionality. Our worldwide partners have deployed more than 50 application installations in a variety of market segments. And Extended Systems continues to provide customized mobile applications to selected large organizations. We have experienced continuous growth in the volume of applications developed and deployed on the OneBridge platform.

Industry analysts such as IDC and Gartner recently published reports concluding that enterprise mobility has become a higher priority for information technology spending in large enterprises. Customers are validating that the necessary mobile infrastructure is now ready and able to support mobile solutions. We believe we are extremely well-positioned to pounce on this market opportunity with our market presence, our customer base, our mobile know-how and experience, and our growing partner network.

Let me update you on some of the progress we've made in developing products and marketing programs to increase the growth rate of our enterprise mobile business. We have spoken in a number of previous calls about our installed customers growing the size of their deployments. One inhibitor they have told us has been the requirement for greater security on the devices themselves.

We have announced, and are now shipping, OneBridge Mobile Secure to solve a number of device security problems. Mobile Secure builds on our existing secure network access functionality and adds secure access to the applications, to the data, unique login and user profiles, and provides customers broad choices for the security policies that they wish to implement to meet the security policies they need to implement to meet the unique security requirements of their specific environment.

We are pleased that a significant number of our customers are evaluating the product. And based on their initial feedback, we believe that the product has made an important contribution and will result in increasing revenue from our large enterprise customers.

We continue to work closely with these customers to provide implementation services to enable them to more rapidly increase the scope of their deployments. One example is Airbus in Europe who retained us to help them with larger rollouts.

For O2, a European telecommunications company, primarily a wireless carrier, we developed a custom application that mobilizes their hardware field service organization.

SunGard Availability Services is using OneBridge to integrate their Oracle database environment with their Lotus Notes messaging system. And we gained new customers such as Thompson Electronics and the Dutch railroads and Sparkassen Informatik in Germany who each deployed our mobile e-mail solution as a prelude to business applications. These new customers evaluated other companies' offerings and we prevailed because of our success in mobile applications, our product capability and most importantly the mobile expertise of our people.

Our existing partnerships continue to create new business in vertical application segments as well as increasing penetration in their geographic regions. Our partner program is strategic to our company and vital to our growth going forward. T-Systems, a partner in Germany, sold a large deployment at Bayerische Landesbank, a large financial institution in Germany.

Another partner is Citrix. Their users comprise a majority of the Fortune 2000 companies. Their users gain mobile access to e-mail, calendar and contact information from the Citrix Desktop through OneBridge, providing low total cost of ownership and offering customers the flexibility to access their e-mail on mobile devices. Recent Citrix customers such as TNO, a large consulting services firm, and a large healthcare services firm in Amsterdam, are only two of the recent new customers that bought our solution.

Last quarter we announced a partnership with Messaging Architects, a company in Quebec, Canada. They have taken our product to market in both North America and Western Europe and have evaluations underway with more than 50 clients. The target customer base is the Novell GroupWise market, which has more than 30 million messaging users worldwide.

Until we partnered with Messaging Architects, there was no enterprise class mobile solution available for these customers. Messaging Architects sells our product under the name GW Anywhere. And we're both very encouraged with the initial success that they have found and believe that in the near term we will see significant revenue from this activity.

We're continuing to build on our strong relationships with carriers. These include Rogers AT&T in Canada, who named Extended Systems a preferred vendor to enable delivery of wireless application data to their enterprise customers. Sprint in the U.S. co-sells with our sales force. And in Europe, we have close relationships with several carriers including T-Mobile, Orange and O2. We believe that working with carriers and their enterprise customers will enable us to deliver solutions uniquely tailored to those customers networking in mobile environments.

Last week at the CTIA show in San Francisco we demonstrated our mobile solutions in the Nokia booth, in the Intel booth, in the Hewlett-Packard booth and the palmOne booth. Our ability to deliver solutions across all the major mobile device environments is a core part of our open architecture value proposition. It mitigates risk and brings business agility to our customers, nearly all of whom have a multi-device reality to contend with in supporting their mobile users.

Further, we enjoyed a high-profile at the Wireless Enterprise World show in London presenting to an audience of enterprise IT professionals. And at the Mobilized 2004 Forum in the U.S. we hosted an enterprise think tank session, exploring how mobile solutions are beginning to transform the business world. The round table included participations of numerous Fortune 100 customers who are on the leading edge of mobility.

We also participated in the palmOne Solutions World in Amsterdam, introducing a Treo-600 bundle with OneBridge and a solution from T-Mobile. Working closely with our strategic partner, Hewlett-Packard, we participated in a 13-city roadshow in North America, which was aimed at educating the market on the latest mobile devices and mobile solutions. Hewlett-Packard has positioned us as a preferred partner in their mobile field applications offering.

As you can see, there has been a lot of progress here at Extended Systems. These programs we believe will create revenue going forward, and we're very bullish on the near term prospects for the company.

With that I will turn the presentation back to Val.

VALERIE HEUSINKVELD, - VP FINANCE, CFO
--------------------------------------

Thanks, Chuck.

I will provide you now with information to help you in estimating our future results. Like most other software companies, we record a significant portion of our revenue very near the end of the quarter. Although we base our guidance off the best estimates available at the beginning of the quarter, our sales representatives have limited visibility into the timing of closure of the transactions that they're quoting now, because of the complexity of the customer's buying decision, and the multiple approval layers often involved in a software procurement process.

This limited visibility is compounded by the fact that customers are increasingly waiting until the end of the quarter in hopes of a price discount. Finally, because it is still early in the fiscal year, we're confining guidance at this point to the current quarter, the second quarter of fiscal 2005.

We expect revenue for our second quarter of fiscal 2005 to be in the range of
7.5 to 8.5 million compared to the 7.8 million from the first quarter of fiscal 2005. We expect that services revenue, including both professional services and support and maintenance, will represent between 20 to 30% of our revenue in the second quarter.

We expect total expenses to be in the range of 8 million to 8.2 million. The higher level of spending in the second quarter of fiscal 2005 as compared to the
7.6 million in the first quarter of fiscal '05 is the result of investments in research and development, marketing personnel, business development and other initiatives aimed at restarting the company's growth.

Achieving at the low end of the range projected for revenues would result in an operating loss of $500,000, while obtaining the high end of the revenue range would result in operating income of $300,000 for the second fiscal quarter of 2005. We expect interest expense to be approximately $135,000, the same as the first quarter. We used approximately 15.1 million shares outstanding in calculating basic earnings per share.

Based on the guidance given in this call, we expect to report bottom line results ranging between a net loss of $650,000, or a net loss of four cents per share, to a net income of $200,000, or one cent per share.

So in summary, despite the fact that our first quarter is our seasonally weakest quarter due to the lack of business activity in Europe, we are pleased that we were able to control spending and report a profitable quarter. We continue to invest in new product additions and current product enhancements that we believe our customers will need and purchase in the future. We also continue to invest in our sales and marketing capability so that we are positioned to participate in the growth we expect in the mobility space.

We will now open the call up to questions. So, Operator, we will take questions from listeners.

Operator: At this time we'll be conducting the question-and-answer session. If you would like to pose a question, press star 1 on your telephone keypad. A confirmation tone will indicate that your line has been placed in the question

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queue. And you may press star 2 if you would like to remove your question from the queue.

For parties using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Once again, ladies and gentlemen, if you would like to pose a question, please press star 1 on your telephone keypad at this time.

Our first question will be coming from Mark Dyker of Dyker Management.

[Q]: Hi Chuck. A couple of questions. How many new customers total were there in the -- new to the company were there in the quarter?

[A]: In the mobility business, about 10. Overall, there is more than that, but that's the business where we track them.

[Q]: What is the ASP -- the first stroke ASP that --

[A]: Because we really have two business tracks now, one is for PIM or e-mail, the other one is for applications, ASP on e-mail is between 20 and $40,000, because that's typically a small initial implementation. For applications, it is substantially more, but it's really all over the map.

It is as low as 15,000 and as high as 200. We don't really -- the average is really not a good indicator.

[Q]:  And then how many follow-on sales did you have to customers?

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[A]: We didn't really track that, but a lot. Most of our license revenue in mobility is to existing customers either buying more seats to increase their deployment, or in the case of O2 that we mentioned, they were earlier and continue to be an e-mail customer. They are now an applications customer.

[Q]: So the 10 new customers are a minority of the license but could eventually -- this is your future pipeline, essentially, if these guys scale up?

[A]: Absolutely. Even on the applications side, because what we're finding on applications, for mobility, particularly, is that large organizations are putting applications in on a region or country-wide basis first for proof of concept, with an eye to rolling them out across a number of additional geographies.

For example, Janssen-Cilag, who we have talked about for well over a year, has given us the word that we're going to roll their application out in two more countries over the next two quarters.

[Q]: In terms of the sales level, how many direct salespeople do you have now and how many kind of channel partners, and how is that breaking down in terms of the new revenues of the company?

[A]: The number of salespeople is pretty much unchanged. We have about 19 in the mobile business and in the mid-30s companywide. We have not changed the absolute number for the last couple of quarters. In terms of partners, it depends on the product line and the country but a very large growing portion of our license revenue on the mobility side is coming through partners.

[Q]: But the increase in the spending, I mean with that number of salespeople in the company for this type of revenue size, I would think there would be quite a bit more productivity to go out of these guys before you have to add more?

[A]: There is a lot of productivity that we can get.

[Q]: So the increase in spending is going more into -- is it going more into R&D?

[A]: Yes.

[Q]: And marketing rather than increasing the sales force?

[A]: Yes.

[Q]: And then the pipeline, can you kind of give some texture around the pipeline? Maybe compare it to what it kind of felt like or was six to nine months ago? Are you seeing this expand in terms of the opportunities?

[A]: Fortunately, Val and Stephen Day, our controller, have worked tirelessly over the last three quarters to put together a very, very complete closed loop sales forecasting system that allows me to snoop into everybody's pipelines.

So really for the first time over the last couple of months we've had pretty close to 100 percent visibility into the pipeline. We have done that for a bunch of reasons, one, of course is so we can really understand what is being -- what customers are looking at and why they're buying, but also so we can do a better job of managing the company.

Based on that pipeline what I see is growth in the number of applications that our salespeople are finding. The applications sales cycle is longer. The deliberation cycle is longer. The implementation cycle is a little bit longer than e-mail, but as I said, the ASPs are dramatically higher.

[Q]: In terms of number of deals, though, is it --

[A]: The overall number of deals isn't changing all that much.

[Q]: It's not going up?

[A]: Not going up. They're getting larger.

[Q]: Do you feel like you're being invited into most of the deals that are going down, or do you think that there are deals that are being done that you're not even in?

[A]: I think there are two kind of deals being done that where no independent company is looked at. One is in a company that has made a decision to be 100% Microsoft shop. Our open architecture is really not terribly important to them when they've gone proprietary. And the other areas are where companies have standardized on RIM Blackberries. They don't need a middleware platform that will deliver applications to them, because they have really picked RIM as an e-mail solution.

I think --

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[Q]: But RIM in a closed systems extend applications, or its really just the
e-mail?

[A]: RIM has partners who try. It is still a very, very early-stage application environment. There is only one set of devices that support them. I think where people are considering an independent solution, a more open solution, I think we get to play in most of them.

[Q]: Okay. Thanks.

Operator: Ladies and gentlemen, if you would like to pose a question, please press star 1 on your telephone keypad at this time.

We appear to have no further questions at this time. Would you like to make closing statements?

CHARLES JEPSON, PRESIDENT, CEO
------------------------------

Yes, Operator. Thank you very much. And thank you all for listening to our call. We appreciate your interest in our company. And we will talk to you all again next quarter. Thanks very much.

Operator: Ladies and gentlemen, that concludes your conference for this afternoon. You may all disconnect your lines at this time, and have a wonderful day.